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                                                                 EXHIBIT 10.12


JANET RENO
Attorney General
DEVAL L. PATRICK
Assistant Attorney General
PAUL F. HANCOCK
Chief, Housing and Civil
Enforcement Section
ALEXANDER C. ROSS
Special Litigation Counsel
JENNIFER C. CASS
GAVIN C. DOWELL
Trial Attorneys
U.S. Department of Justice
Civil Rights Division
P.O. Box 65998
Washington, DC  20035-5998
(202) 514-4713


Attorneys for Plaintiff
         United States of America

RICHARD L. THORNBURGH
RONALD W. STEVENS
LAURENCE E. PLATT
THOMAS J. NOTO
Kirkpatrick & Lockhart LLP
Suite 200
1800 Massachusetts Avenue, N.W.
Washington, DC 20036-1800
(202) 778-9000

Attorneys for Defendant
         Long Beach Mortgage Company


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                       IN THE UNITED STATES DISTRICT COURT
                     FOR THE CENTRAL DISTRICT OF CALIFORNIA
                                             DIVISION
                         ------------------



UNITED STATES OF AMERICA,                CASE NO. CV-

         Plaintiff,                      SETTLEMENT AGREEMENT
                                         AND ORDER THEREON


v.

LONG BEACH MORTGAGE COMPANY,

         Defendant.



         The United States of America and Long Beach Mortgage Company have agreed to enter into this Stipulated Order and Settlement Agreement ("Agreement") simultaneously with the filing by the United States of its Complaint alleging violations of the Fair Housing Act (42 U.S.C. ss.
3601-3619) and the Equal Credit Opportunity Act (15 U.S.C. ss. 1691-1691f) by Long Beach Bank FSB (the "Bank"), the predecessor in interest to Long Beach Mortgage Company ("LBMC"), to resolve fully and finally all claims asserted, or that could have been asserted, arising out of or relating to the matters referred to in the Complaint.


         I.       INTRODUCTION

         The Bank operated in what the lending industry calls the "B/C" credit market (in which market LBMC currently operates), where borrowers, usually because of their impaired credit, paid prices higher than for "A" residential mortgage loans to compensate for increased risk to the lender ("B/C" residential mortgage loans are hereafter referred to as "mortgage loans").


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The Complaint alleges that during the period January 1991 through June 1994, the
Bank engaged in lending practices that constituted unlawful discrimination on the basis of race, national origin, gender and age. The United States maintains that evidence, including a statistical analysis, shows (1) that the Bank treated African-American, Hispanic, female or older borrowers differently from younger, white male borrowers by charging them higher prices for mortgage loans and (2) that there is no non-discriminatory explanation for this difference in treatment. The United States does not claim that the Bank discriminated in charging borrowers a risk-related premium, but rather in the additional discretionary amounts that were charged by its loan officer employees and its wholesale brokers.

         The Complaint alleges that a lender is responsible for discriminatory loan prices in the entirety of its lending operations. The Complaint further alleges that while "retail" loans were generated through employees of the Bank and "wholesale" loans were generated through independent third-party mortgage brokers, the Bank retained the right to determine whether to grant the loan and to set the terms and conditions of financing, and any resulting credit was extended by and in the name of the Bank.

         LBMC denies all allegations in the Complaint and all claims made by the United States of discrimination by the Bank. LBMC disputes the validity of the statistical analysis relied upon by the United States as the principal basis for its claims and

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further maintains that the United States' theories of liability regarding wholesale lending are legally unsupportable.

         LBMC acknowledges that some borrowers may pay higher prices for mortgage loans because of limited credit availability or lack of borrower sophistication and knowledge of alternative credit sources. LBMC asserts that these problems could be better addressed by intensive national efforts in consumer education and industry-wide initiatives directed at employee and broker education and training. Nevertheless, LBMC states that, whatever its differences with the United States as to the characterization of past events, it shares the goal of the United States of assuring that considerations such as race, national origin, gender or age play no role whatsoever in the price of credit, and LBMC is entering into this Agreement in order to further that goal.

         The United States acknowledges that LBMC cooperated fully during the United States' investigation of this matter. Moreover, LBMC is willing to further the spirit of the fair lending laws by adopting creative remedies such as taking a leadership role in the consumer education initiatives described in this Agreement.

         The United States recognizes the important role that consumer education initiatives can have in complementing the remedial aspects of this Agreement that directly address the violations alleged in the Complaint and the invaluable service LBMC can provide by taking a leadership role in these endeavors. It also commends LBMC for its willingness to commit substantial

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funds to an ambitious project that is designed to accomplish the objectives of the fair lending laws.

         II.      RESOLUTION OF THE DISPUTE

         The parties have agreed that to avoid costly litigation this controversy should be resolved voluntarily. The parties have also agreed that there should be no evidentiary hearing, trial or other adjudication on the merits, and that entry of this Agreement is not to be construed as an admission by LBMC of the validity of the claims asserted against it as successor in interest to the Bank.

         Now, therefore, on the basis of the foregoing, the United States and LBMC agree, and the Court orders as follows:

         III.  GENERAL UNDERTAKING


         1. LBMC, its officials, employees, and agents, as well as successors, will not engage in any act or practice that discriminates on the basis of age, sex, race or national origin in the pricing of mortgage loans as prohibited by the Fair Housing Act (42 U.S.C. ss. 3601-3619) and the Equal Credit
Opportunity Act (15 U.S.C. ss. 1691-1691f). The parties agree that this undertaking, and every other undertaking contained in this Agreement, shall be enforceable by order of this Court upon application therefor by the United States or LBMC, as the case may be. The party making such application shall have the burden of proving its entitlement to the order sought.


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     IV.  SPECIFIC UNDERTAKINGS

     2. LBMC has formulated and agreed to implement the following measures with respect to its retail mortgage lending operations to address the concerns raised by the United States:

          A.   TRAINING FOR LBMC RETAIL PERSONNEL


     3. Within ninety (90) days after the date of this Agreement, officers, directors, and LBMC employees involved in retail mortgage loan pricing shall complete a training course appropriate for the duties and responsibilities of each such individual. The training courses shall include the following elements:

         a. a detailed discussion of LBMC's responsibilities under this Agreement;

         b. a detailed discussion of the purpose of, and prohibitions contained in, the Fair Housing Act and the Equal Credit Opportunity Act;

         c. a detailed discussion of individual and principal liability for violations of the Fair Housing Act and the Equal Credit Opportunity Act;

         d. a detailed discussion of LBMC's policies regarding discrimination, including the policy that it is unlawful for LBMC personnel to make differing initial price quotations on the basis of a loan applicant's race, national origin, sex or age;

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         e.       a detailed discussion regarding LBMC's disciplinary
                  policy regarding violations of the Fair Housing Act and the Equal Credit Opportunity Act by employees; and

         f. a detailed discussion of the applicability of fair lending laws to mortgage loan pricing.

     4. Commencing ninety (90) days after the date of this Agreement and thereafter for the duration of this Agreement, new LBMC employees involved in retail mortgage loan pricing shall complete the training course described in Paragraph 3 of this section within thirty (30) days of employment with LBMC.

     5. Each person required to complete a training course under Paragraphs 3 or 4 of this Agreement shall execute a form, which shall be maintained by LBMC, acknowledging:

        a. completion of the training course;

        b. that they have received, read and understand LBMC's policies regarding discrimination, including LBMC's disciplinary policy regarding violations of the Fair Housing Act and the Equal Credit Opportunity Act;

        c. that they understand that violations of the Fair Housing Act and the Equal Credit Opportunity Act may subject them to individual liability, judicial sanctions, and/or administrative sanctions; and

        d. that they understand that violations of the Fair Housing Act and the Equal Credit Opportunity Act may subject LBMC to liability, judicial sanctions, and/or administrative sanctions.


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     B.   ACCURATE RISK CLASSIFICATIONS


     6. LBMC relies in part upon risk-based pricing in the pricing of its mortgage loans. Insofar as LBMC desires to continue to utilize risk-based pricing, LBMC shall use its best efforts to place mortgage loan applicants in appropriate risk classifications based on objective credit and risk-related criteria.

     C.   RETAIL MORTGAGE LOAN MONITORING SYSTEM


     7. Within one hundred eighty (180) days of the date of this Agreement, LBMC shall develop and implement a system by which it shall use a statistical model to monitor retail mortgage loan prices on an ongoing basis and shall submit a written description of the statistical model to the United States in accordance with the terms and conditions of Appendix A, which is attached hereto and incorporated herein by reference.

     8. The parties understand and agree that, from time to time, circumstances may require modification of the monitoring system consistent with the requirements of Paragraph 7 of this Agreement. Any material modification of the monitoring system shall be documented, and such documentation shall be provided to the United States prior to implementation of any such changes.

     9. LBMC's compliance personnel shall review the results of the monitoring system on at least a quarterly basis. This quarterly review shall include both a review of the prior quarter's loan activity and the cumulative loan activity of LBMC

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from the date of implementation of the monitoring system. The compliance personnel shall produce a written report no less often than quarterly summarizing its findings related to its review of the monitoring system. A special fair lending compliance committee ("Compliance Committee"), consisting of senior management, shall review the quarterly findings of LBMC's compliance personnel. The Compliance Committee shall also issue a quarterly written report summarizing its review of the monitoring system. This report shall consist of:

     a. a general report of LBMC's performance in the pricing of funded retail mortgage loans to members of protected classes;

     b. descriptive statistics of funded retail mortgage loan prices broken down by age, sex, race and national origin. LBMC shall prepare reasonable additional statistical analyses of the performance of LBMC at the request of the United States if the United States deems them necessary to measure compliance with the terms of this Agreement. If the parties are unable to reach agreement on the nature of any follow-up analyses to be conducted, the matter may be submitted to the Court for resolution; and

     c. the written reports of the compliance personnel as described in this Paragraph.

     10. If the retail monitoring system reveals material, unexplained pricing disparities, the responsible person(s) will be appropriately counseled and advised that if a material

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variance is found among loans in the calendar quarter following such counseling,
LBMC will take one or more of the following steps, as appropriate:

         a. deduct from future commission payments price-related commissions contributing to the material variance during this period;

         b. suspend or limit pricing flexibility by the responsible person(s);

         c.       institute closer monitoring; and/or

         d. suspend or discharge the employee(s) responsible for the discriminatory conduct.

     11. Nothing in this Agreement shall be interpreted to require LBMC, in analyzing the results from its retail monitoring system, to compare retail mortgage loans to wholesale mortgage loans or otherwise to compare prices paid by borrowers who are not similarly situated.

     V.   CONSUMER EDUCATION PROGRAM


     12. LBMC will contribute a total of one million dollars ($1,000,000) to consumer education programs in conjunction with civil right groups. This amount will be paid in three equal annual installments commencing ninety (90) days after the date of this Agreement. A committee made up of representatives from LBMC and from leading, national civil rights groups chosen by LBMC will determine the recipients and specific allocation of the foregoing amount. The consumer education campaign will include

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the distribution of informative pamphlets or other forms of literature and sponsorship of educational workshops or forums focusing on:

     a. the fact that different residential mortgage loan products carry different prices, and that different sources may charge different prices for essentially the same product, and that the same source may charge different prices for the same product;

     b. the importance of shopping among different providers of credit, and questions to ask while shopping;

     c. how to evaluate and compare the ultimate price of competing loan products; and

     d.   options available for borrowers with impaired credit.

     VI.  POLICIES AND PRACTICES RELATED TO WHOLESALE MORTGAGE LOANS


     A.   EDUCATION OF MORTGAGE BROKERS


     13. To promote the objectives of the fair lending laws, in connection with its wholesale mortgage loan operations, LBMC shall inform all brokers with which it has an existing contractual arrangement and all brokers with whom it creates a contractual relationship for the duration of this Agreement:

     a. that LBMC will adhere to the Fair Housing Act and the Equal Credit Opportunity Act in all aspects of the credit process including the pricing of mortgage loans;

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     b.   that LBMC maintains loan underwriting standards designed to ensure that loan applicants will be placed at the correct credit risk level on a non-discriminatory basis;

     c. that LBMC's wholesale price sheets reflect the price it seeks to obtain for mortgage loans at each credit risk level and that the wholesale broker may charge borrowers such additional amounts as may be permitted by applicable law;

     d. that LBMC reserves the right to reject the broker's proposal or make a counteroffer when it believes the broker's proposed compensation and costs are not permitted under the fair lending laws; and

     e. that each wholesale broker must provide the proposed borrower with such disclosures concerning broker compensation as may be required under applicable law.

     14. LBMC shall offer all wholesale brokers with whom it does mortgage loan business the opportunity to undergo fair lending training similar to the training described in Paragraphs 3b, 3c and 3d of this Agreement.


     B.   EXPANDED DOCUMENTATION FOR WHOLESALE LOANS


     15. In the event that LBMC agrees to a mortgage broker's request for an exception to the prices on wholesale mortgage loans set forth on LBMC's rate sheet, LBMC will ensure that the

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non-discriminatory reasons for any such price exception is documented in the loan file.

     16. LBMC agrees that it will periodically review the results of its wholesale lending operations for its compliance with fair lending laws. To the extent LBMC prepares any statistical analyses or other reports constituting or relating to such review, such analyses or reports shall be confidential information and LBMC shall not be obligated to disclose such documents or information, if any, to the United States or third parties. Furthermore, nothing in this Agreement shall be interpreted to require LBMC to disclose the identities of the wholesale brokers with whom it does business.

     VII. MONETARY COMPENSATION


     17. Within ninety (90) days of the date of this Agreement, LBMC shall place three million dollars ($3,000,000) into a Long Beach Mortgage Company Settlement Agreement Compensation Fund ("the Fund"). The Fund shall be maintained in an interest-bearing account. The purpose of the Fund is to compensate all those whom the United States alleges were injured by the Bank's lending practices.

     18. It is agreed and understood between the parties that the United States shall have sole discretion to determine who is entitled to receive compensation from the Fund. The United States has determined:

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     a.   two million dollars ($2,000,000) of the Fund shall be used to reimburse retail borrowers, and one million dollars ($1,000,000) of the Fund shall be used to reimburse wholesale borrowers;

     b. there is a total of no more than twelve hundred (1,200) borrowers entitled to reimbursement;

     c. the payments provided under the terms of this Agreement shall be full and adequate compensation to all retail and wholesale borrowers identified by the United States as having been discriminated against.

     19. Within thirty (30) days of the date of this Agreement, the United States shall provide LBMC with a list of loan numbers for borrowers it believes should receive compensation. The list shall designate the amount of compensation payable in connection with each loan.

     20. Using a notice in the form set forth in Attachment I ("Notice"), LBMC shall notify by registered mail, return receipt requested to the last known address as reflected in LBMC's records, all persons identified by the United States pursuant to Paragraph 19 of the nature of the settlement and of their right to receive compensation. The Notice will include a requirement that the borrower respond within forty-five (45) days of the date of the Notice and execute a general release, as set forth in Attachment II, of any claims related to the mortgage loan at issue. LBMC will notify the United States of the names and addresses of all persons from whom no return receipt has been received within thirty (30) days of the mailing of the Notice,

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and the United States shall have an additional sixty (60) days to locate such borrowers and provide them with a copy of the Notice.

     21. If a timely response pursuant to Paragraph 20 is received, LBMC will issue a check to the borrower, in the amount designated by the United States pursuant to Paragraph 19, within ten (10) business days of the establishment of the Fund or receipt of the executed release, whichever is later.

     22. The cost of the mailings provided for in Paragraphs 20 and 21 of this Agreement shall be paid by LBMC. All interest that accrues on the Fund shall be paid to LBMC to help defray the costs of administering the Fund.

     23. Any money left in the Fund after all disbursements to borrowers shall be used to supplement the second installment of LBMC's contribution to the consumer education program described in Paragraph 12.

     VIII. RECORDKEEPING AND REPORTING REQUIREMENTS


     24. For a period of three (3) years from the date of this Agreement, LBMC agrees to retain all loan application files submitted for mortgage loans and all loan-related documents and notices relevant to any pricing decisions. During this period, upon reasonable notice from the United States, LBMC shall make individual mortgage loan application files and related records available for inspection and copying by the United States.

     25. For a period of three (3) years from the date of this Agreement, LBMC shall report its compliance with this Agreement

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to the Civil Rights Division of the United States Department of Justice
semi-annually.(1) The reports shall be submitted to the United States within ninety (90) days after the last business day of LBMC's second and fourth fiscal quarters. This reporting shall consist of the written reports of the compliance personnel and the Compliance Committee as described in Paragraph 9.

     XI.  RETENTION OF JURISDICTION; MISCELLANEOUS


     26. The Court shall retain jurisdiction over the parties and of this matter for a period of three (3) years from the date this Agreement is entered by the Court solely for the purpose of enforcing the terms of this Agreement (as may be hereafter modified by the parties in writing). Except as otherwise expressly set forth above, either party may object to any aspect of the interpretation of, implementation of or compliance with this Agreement within forty-five (45) days of learning of the objectionable aspect. Either party may bring a matter to the Court for resolution only after the parties have endeavored in good faith to resolve informally any difference relating to the interpretation, implementation or compliance with this Agreement. The sole remedy available to the United States with respect to

----------

(1) All notices, correspondence, reports, or documents required to be provided to the United States shall be mailed to the following address:

           Chief, Housing and Civil Enforcement Section
           Civil Rights Division
           U.S. Department of Justice
           P.O. Box 65998
           Washington, D.C.  20035

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any breach by LBMC of any provision of this Agreement, and any modification(s)
thereto, shall be an application to this Court to enforce this Agreement in accordance with its terms, and in no event may the United States seek to pursue any claim against LBMC that was or could have been asserted, or that arises out of or relates to any of the matters referred to, in the Complaint. The United States hereby agrees that at any time on or after the expiration of 180 days from the entry of this Agreement by the Court, either party may seek, and shall be entitled to obtain, an order from the Court dismissing the Complaint with prejudice. This Agreement shall remain in effect for a period of three (3) years from the date it is entered by the Court.

     27. The terms of this Agreement shall be binding upon LBMC and its successors.

     28. This Agreement may be modified at any time by written agreement of the parties, and without the need for any Court approval of any such modification. Any and all such written modifications shall be considered to be part of this Stipulated Order and Settlement Agreement.

     29. For purposes of measuring time periods, the "date of" this Agreement shall be deemed to be the date of its entry by the Court.

     30. Each party to this litigation shall bear its own costs and attorneys' fees.

     It is so agreed by the parties and approved and ordered by the Court as evidenced by their respective signatures on the attached page.

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SO ORDERED:



      DICKRAN TEVRIZIAN         Date:          SEP 5, 1996
------------------------------        ------------------------------
    UNITED STATES DISTRICT
         COURT JUDGE




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Stipulated and agreed to this 3rd day of September, 1996.


FOR THE PLAINTIFF UNITED                    FOR DEFENDANT LONG BEACH
  STATES OF AMERICA:                          MORTGAGE COMPANY:



/s/ ALEXANDER C. ROSS                       /s/ RONALD W. STEPHENS/TJN
------------------------------              ------------------------------
DEVAL L. PATRICK                            RICHARD L. THORNBURGH
Assistant Attorney General                  RONALD W. STEVENS
PAUL F. HANCOCK                             LAURENCE E. PLATT
Chief, Housing and Civil                    THOMAS J. NOTO
Enforcement Section                         Kirkpatrick & Lockhart LLP
ALEXANDER C. ROSS                           Suite 200
Special Litigation Counsel                  1800 Massachusetts Ave., N.W.
JENNIFER C. CASS                            Washington, DC  20036-1800
GAVIN C. DOWELL                             (202) 778-9000
Trial Attorney
U.S. Department of Justice
Civil Rights Division
P.O. Box 65998
Washington, DC  20035-5998
(202) 514-4713


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                                   APPENDIX A
                                   ----------


     Pursuant to paragraph 7 of the Stipulated Order and Settlement Agreement, LBMC will provide the United States with a written description of the statistical model that it intends to use to monitor its retail mortgage loan prices. LBMC will identify for the United States the variables that LBMC intends to incorporate in this statistical model. The United States shall notify LBMC in writing as soon as practicable of any objections it may have to any of the variables identified by LBMC and the reasons for such objection. It is understood and agreed that LBMC shall have no liability whatsoever to any person or entity for any price disparities that are attributable to the good faith use of any particular variable(s) prior to the date on which LBMC receives written notification from the United States of its objection to the use of such variable(s) and its reason(s) for such objection(s).

     If the parties are unable to resolve the matter informally within the thirty (30) day period following the date of LBMC's receipt of the United States' written objection(s), the United States may petition the Court within fifteen (15) days of the end of the aforesaid thirty (30)-day period for a declaration that statistically significant price differences attributable solely to any variable(s) to which it has objected in writing would violate the Equal Credit Opportunity Act or the Fair Housing Act. Any findings of fact and law necessary for such a declaration shall be made by the Court.

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     In connection with any proceeding initiated by the United States to obtain such a declaration, nothing contained in this Agreement shall be deemed to constitute a waiver by either the United States or LBMC with respect to, or otherwise estop either of them from presenting to the Court, any argument either party may otherwise have regarding the validity of any variable or of any other argument raised by the United States in support of any assertion that LBMC's conduct with respect to the pricing of mortgage loans has resulted in a purported violation of the Equal Credit Opportunity Act or the Fair Housing Act.

     If and only if the United States both serves a written notice of objection(s) to the use of any particular variable(s) upon LBMC and subsequently petitions the Court for a declaration as aforesaid, then, in the event that the Court rules in favor of the United States, LBMC shall be liable to any borrower whose actual mortgage loan price materially exceeds the mortgage loan price predicted for such borrower by a statistical model that does not include the variable(s) found by the Court to be invalid and to have resulted in a violation of the Equal Credit Opportunity Act or the Fair Housing Act ("out-of-pocket expenses"). LBMC's liability to any such borrower shall be determined as of the date that LBMC received written notice from the United States of its objection(s) to the variable(s) at issue, and shall be limited to reimbursement to the borrower(s) of his/her/their out-of-pocket expenses.

     In the event that LBMC's use of a model that has been accepted by the United States reveals that any borrower was


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discriminated against based on a prohibited factor, LBMC shall provide compensation to such borrower equal to his/her/their actual out-of-pocket expenses. The intent of the parties is to limit compensation in any and all cases to actual out-of-pocket amounts paid by any borrower and the United States agrees not to seek additional damages or penalties in connection with any such material price differences; provided, however, that the United States may seek additional damages or penalties if it can demonstrate that LBMC's continued use of any variable to which the United States objected in writing and which is subsequently found by the Court to be invalid and to have resulted in a violation of the Equal Credit Opportunity Act or the Fair Housing Act, was done in bad faith and without any reasonable basis for believing that such variable could validly be used in the statistical model. In this respect, the fact that LBMC continued to use any such variable(s) after receipt of written notice from the United States of its objection(s) thereto shall not, of itself, be sufficient to establish that LBMC's continued use of such variable was in bad faith and/or unreasonable.




                                       A-3

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                                  ATTACHMENT I
                                 FORM OF NOTICE


Dear        :
     -------

     Long Beach Mortgage Company ("LBMC") is the successor in interest to Long Beach Bank ("the Bank"). Our records indicate that during the period January 1991 through June 1994, you obtained a mortgage loan from the Bank (the "Loan"). LBMC and the United States Department of Justice ("United States") recently settled a lawsuit in which the United States alleged that from January 1991 through June 1994, the policies and practices of the Bank resulted in certain African American, Hispanic, female and older (persons over the age of 55) customers paying a higher price on their mortgage loans than similarly situated younger white male customers of the Bank.

     We have denied those allegations and continue to assert that the Bank never discriminated in its mortgage loan business. Nevertheless, we have agreed with the government to voluntarily resolve this controversy, in part, through the payment of money to those persons identified by the United States as allegedly injured by these practices.

     The terms of the settlement between the United States and LBMC are incorporated in a Stipulated Order and Settlement Agreement ("Agreement") signed by the parties and signed and approved by the United States District Court for the Central District of California ("Court"), and which is available upon written request from the Clerk of the Court at the following address:

                                    [Address]

     In addition to the establishment of a $3 million settlement fund ("Fund") to be used to compensate 1,200 retail and wholesale borrowers, the Agreement provides that, for a period of three years, LBMC will (1) not engage in any act or practice that violates any federal fair lending law; (2) conduct training courses for LBMC's existing and future employees involved in retail mortgage loan pricing regarding LBMC's obligations under the Agreement, the purpose and content of federal fair lending laws and LBMC's own policies prohibiting violations of such laws; (3) use its best efforts to place mortgage loan applicants in appropriate risk classifications based on objective credit and risk-related criteria; (4) develop and implement a statistical model to monitor retail mortgage loan prices on an ongoing basis, which model is subject to review by the United States; (5) conduct a quarterly review of, and prepare written reports

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regarding, the results of the retail monitoring system, and if such system reveals material, unexplained pricing disparities, provide appropriate counselling to the responsible persons and determine whether to take one or more additional steps (reduction of commissions, suspension or limitation of pricing flexibility by the responsible person, closer monitoring and/or suspension or discharge of the responsible persons); (6) inform all wholesale brokers with whom it has a contractual relationship that LBMC adheres to the fair lending laws, will offer to provide training in such laws to brokers, seeks to ensure that loan applicants are placed in the appropriate credit risk level on a non-discriminatory basis, uses wholesale price sheets that reflect the price LBMC seeks to obtain at each credit risk level and that wholesale brokers may charge such additional amounts as may be permitted by applicable law, LBMC reserves the right to reject a broker's proposal or make a counteroffer when it believes the broker's proposed compensation and costs are not permitted under the fair lending laws and that each broker must provide the proposed borrower with all disclosures required by law; and (7) periodically review the results of its wholesale lending operations for its compliance with fair lending laws.

     Pursuant to the Court-approved Agreement, the government has determined that you should receive a payment of $_______ in connection with your Loan. The United States believes the money you are entitled to receive is full and adequate compensation for your potential claim. If you desire to receive this money, you must sign the General Release enclosed with this letter in which you agree to accept this money in exchange for your full release of LBMC in connection with the Loan. The release waives your right to sue for any claim you might have arising out of or relating to the Loan. You must sign this release in the presence of a notary public, and return the signed release to:

           Long Beach Mortgage Company
           1100 Town & Country Road
           Suite 1100
           Orange, California  92668
           Attn:  Consumer Relations Department

The signed and notarized release must be returned to the above address no later than _____________, 1996 [forty-five (45) days after the date of this letter]. If LBMC receives the executed release by such date, LBMC will mail a check to you, in the amount specified above, within ten (10) business days after the Fund is established and receipt by LBMC of your fully executed release. The method of delivery of the release is at your option but registered mail, return receipt requested, is recommended.

         If you do not want to participate in this settlement, you may decline to do so and thereby give up your right to receive money under the Agreement while retaining the right to hire your own attorney and proceed on your own.

                                             Sincerely,

                                  ATTACHMENT II
                                     FORM OF
                                 GENERAL RELEASE


STATE OF CALIFORNIA
COUNTY OF _____________


          WHEREAS I/we, ______________________________________ and ____________
______________________ , understand that the United States
Department of Justice ("the United States") has conducted an investigation of Long Beach Bank, FSB ("the Bank"), and has alleged that with respect to certain mortgage loans originated during the period January 1, 1991, through June 30, 1994, the Bank violated provisions of the Fair Housing Act and the Equal Credit Opportunity Act;

          WHEREAS, I/we understand that the Bank and its successor in interest Long Beach Mortgage Company ("LBMC") categorically deny that the Bank violated any provisions of the Fair Housing Act or the Equal Credit Opportunity Act;

          WHEREAS, I/we obtained a mortgage loan with the Bank between January 1, 1991 and June 30, 1994 (the "Loan");

          WHEREAS, I/we understand that in order to avoid costly litigation, LBMC and the United States have resolved the matter by entering into a Stipulated Order and Settlement Agreement ("Agreement") that has been approved by the United States District Court for the Central District of California ("Court"), and that I/we will be entitled to a payment from a Settlement Fund ("Fund") established pursuant to the Agreement provided that we execute the General Release described below;

          THEREFORE, I/we agree to the following:

           In consideration of ____________________, to be paid to me/us out of the Fund, I/we hereby agree, effective upon receipt of payment, to release and forever discharge LBMC and its current, former, and future officers, directors, employees, agents, parent companies, affiliates, predecessors, and successors from any and all legal and equitable claims or causes of action, whether or not known or suspected to exist as of the date of execution of this General Release, that have been or might have been asserted by me/us or the United States, as of the date of execution of this General Release, that arise out of or relate to the Loan.

          I/we understand that the payment to be made to me/us does not constitute an admission by the Bank or LBMC of the validity of any claims made by me/us or by the United States on our behalf.

          I/we understand that there will be only one compensation payment even though there may have been two or more co-applicants and that the above-designated payment will be the sole and total compensation paid to us arising out of the Loans.

          I/we acknowledge that I/we understand and are waiving my/our right to pursue my/our own legal action instead of accepting payment from the Fund.

          With respect to any and all claims released hereby, the undersigned stipulate and agree to expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of ss. 1542 of the California Civil Code, which provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.

          This General Release constitutes the entire agreement between LBMC and me/us, without exception or exclusion.

          I/we have read this General Release and understand the contents hereof, and I/we execute this General Release of my/our own free act(s) and deed(s).

          Signed this ___________ day of ___________________ , 1996.



                                   --------------------------------------
                                   Borrower



                                   --------------------------------------
                                   Borrower

         On ___________________, 1996, before me personally appeared ____________________ and _________________, proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same.

         WITNESS my hand and official seal.




                                   --------------------------------------
                                   Notary Public
                                   (SEAL)